UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 20, 2013

FLOW INTERNATIONAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Washington

(State or Other Jurisdiction of Incorporation)

001-34443	91-1104842
(Commission File Number)	(IRS Employer Identification No.)

23500 64th Avenue South, Kent, Washington	98032
(Address of Principal Executive Offices)	(Zip Code)

(253) 850-3500

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

On December 20, 2013, Flow International Corporation (“Flow”) held a special meeting of shareholders (the “Special Meeting”) to, among other things, consider and vote on proposal to approve the Agreement and Plan of Merger, dated as of September 25, 2013, as it may be amended from time to time (the “Merger Agreement”) by and among Flow, Waterjet Holdings, Inc. (formerly known as AIP Waterjet Holdings, Inc.) (“Parent”), and AIP/FIC Merger Sub, Inc., a wholly owned subsidiary of Parent, providing for the acquisition (the “Merger”) of Flow by Parent (the “Merger Proposal”). At the Special Meeting, Flow’s shareholders voted to approve the Merger Proposal. Flow’s shareholders also voted to approve an adjournment of the Special Meeting, if necessary or advisable, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement (the “Adjournment Proposal”), but such adjournment was deemed unnecessary. Flow’s shareholders also voted to approve, on an advisory (non-binding) basis, the compensation that may be payable to Flow’s named executive officers in connection with the consummation of the Merger under existing arrangements between Flow and such officers (the “Compensation Proposal”). The Merger Proposal, the Adjournment Proposal and the Compensation Proposal are described in detail in Flow’s Definitive Proxy Statement on Schedule 14A, as amended and supplemented, filed with the Securities and Exchange Commission.

At the Special Meeting, 36,394,586 shares of Flow’s common stock, representing approximately 74.2% of the total number of shares of Flow’s common stock entitled to vote, were represented by the holders thereof or by proxy. The voting results for each of the proposals are as follows:

Merger Proposal:

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
34,660,862	661,256	1,063,399	1,072,468

Adjournment Proposal:

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
33,598,219	2,625,462	170,905	-0-

Compensation Proposal:

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
33,603,729	1,941,330	840,458	9,069

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOW INTERNATIONAL CORPORATION

December 20, 2013	By:	/s/ John S. Leness
John S. Leness
General Counsel and Secretary